Exhibit 10(h)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made, entered into and effective as of January 1, 2009 (“Effective Date”) by, between and among SANDY SPRING BANCORP, INC., a Maryland corporation and registered bank holding company (“Bancorp”), SANDY SPRING BANK, a Maryland corporation and registered trust company and commercial bank and a wholly-owned subsidiary of Bancorp (“Bank”), and DANIEL J. SCHRIDER, (“Executive”).  Bancorp and the Bank are sometimes referred to in this Agreement individually and together as the “Employers.”

WHEREAS, Executive currently serves in a position of substantial responsibility with Bancorp and the Bank; and

WHEREAS, Bancorp and the Bank wish to set forth the terms of the Executive’s continued employment in a position of substantial responsibility; and

WHEREAS, Executive is willing and desires to serve in this position with Bancorp and the Bank.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1 - EMPLOYMENT

1.1          Employment. Bancorp and Bank hereby employ the Executive to serve as President and Chief Executive Officer of Bancorp and the Bank, each according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.  The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2          Duties. As President and Chief Executive Officer of Bancorp and the Bank, the Executive shall serve under the direction and control of said boards.  The Executive shall report directly to the boards of directors. The Executive shall serve the Employers faithfully, diligently, competently, and to the best of the Executive’s ability.  The Executive shall exclusively devote full working time, energy, and attention to the business of the Employers and to the promotion of the interests of the Employers throughout the term of this Agreement.  Without the prior written consent of the board of directors of Bancorp and the Bank, during the term of this Agreement, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive.  Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3          Service on the Boards of Directors.  The Executive shall serve as a member of the board of directors of Bancorp and the Bank.  The board of directors of Bancorp and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be reelected as a director of Bancorp and the Bank.  Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the parties, the Executive shall be deemed to have resigned as a director of Bancorp and the Bank effective immediately after termination of the Executive’s employment under Article 3 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

1.4          Term.

(a)           The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.4.

(b)           Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the boards of directors may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless the Executive elects not to extend the term of this Agreement by giving proper written notice to the Employers at least 60 days prior to the anniversary date of the Effective Date.  The boards of directors will review the Agreement and the Executive’s performance annually (during the period of time 61-90 days prior to the anniversary of the Effective Date) for purposes of determining whether to extend the Agreement term.  The boards of directors will notify Executive as soon as possible after each annual review (but not later than 60 days prior to the anniversary of the Effective Date) whether they have determined to extend the Agreement.

ARTICLE 2 - COMPENSATION AND BENEFITS

2.1          Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employers shall pay or cause to be paid to the Executive a salary at the annual rate of not less than Four Hundred and Fifty Thousand Dollars ($450,000.00), payable according to the regular payroll practices of the Bank. The Executive’s salary shall be subject to annual review.  The Executive’s salary, as the same may be modified from time to time, is referred to in this Agreement as the “Base Salary.” All compensation under this Agreement shall be subject to customary income tax withholding and such other employment taxes as are imposed by law.

2.2          Benefit Plans and Perquisites. For as long as the Executive is employed by the Employers, the Executive shall be eligible (i) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including stock-based compensation, incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any the plans or benefits, and (ii) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(d) below.

(a)           Club dues. In addition to any other compensation provided for under this Agreement, the Employers shall pay the Executive an amount sufficient, on an after-tax basis, to maintain a membership at the Manor Country Club or similar club of the Executive’s choice.

(b)           Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employers and reasonable expenses for attendance at annual and other periodic meetings of trade associations.  Expenses will be reimbursed if they are submitted in accordance with the Employers’ policies and procedures.

(c)           Automobile.  The Employers shall provide the Executive with, and the Executive shall have the primary use of, an automobile owned or leased by the Employers. The Employers shall pay (or reimburse the Executive) for all expenses of insurance, registration, operation and maintenance of the automobile.  The Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Employers may establish from time to time, and the Employers shall annually include on the Executive’s Form W-2 any amount attributable to the Executive’s personal use of such automobile.

(d)           Facilities.  The Employers will furnish the Executive with the working facilities and staff customary for executive officers with the comparable titles and duties of the Executive as set forth in Sections 1.1 and 1.2 of this Agreement and as are necessary for the Executive to perform his duties.  The location of such facilities and staff shall be at the principal administrative offices of the Bancorp.

2.3          Vacation; Paid Time Off, Other Leave. The Executive shall be entitled to at least thirty (30) days of combined sick leave, paid annual vacation and other paid time off in accordance with policies established from time to time by the Employers.  In addition to paid vacations and other leave, the boards of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the boards of directors may determine.

2.4          Insurance. The Employers shall maintain or cause to be maintained liability insurance in the form of directors and officers insurance and such other forms of insurance as may be provided covering the Executive throughout the term of this Agreement.

ARTICLE 3 - EMPLOYMENT TERMINATION

3.1          Termination Because of Death or Disability.

(a)           Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Employers, the Executive’s estate shall receive any sums due to the Executive as base salary and reimbursement of expenses through the end of the calendar month in which his death occurred.

(b)           Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Employers may terminate the Executive’s employment if the Executive is disabled.  For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employers and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of ninety (90) consecutive days.  The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within thirty (30) days after the Employers gives notice of termination due to disability.  If the Executive is terminated by either of the Bancorp or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time.  During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employers shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employers, provided that the amount of the payments by the Employers to the Executive under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive.

3.2          Involuntary Termination with Just Cause. The Employers may terminate the Executive’s employment for Just Cause.  If the Executive’s employment terminates for Just Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective.  If the Executive is terminated for Just Cause by either of the Bancorp or the Bank, the Executive shall be deemed also to have been terminated for Just Cause by the other.  The Executive shall not be deemed to have been terminated for Just Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board(s) of directors called and held for the purpose, which resolution shall (x) contain findings that the Executive has committed an act constituting Just Cause, and (y) specify the particulars thereof.  The resolution of the boards of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the directors of the Bancorp then in office or a majority of the directors of the Bank then in office, in either case excluding the Executive.  Notice of the meeting and the proposed termination for Just Cause shall be given to the Executive a reasonable time before the meeting of the board of directors.  The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board of directors at the meeting. For purposes of this Agreement “Just Cause” means any of the following:

(1)	Personal dishonesty;
(2)	Willful misconduct;
(3)	Breach of fiduciary duty involving personal profit;
(4)	Intentional failure to perform stated duties;

(5)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or
(6)	Material breach of any provision of this Agreement.

3.3          Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4          Involuntary Termination Without Just Cause and Voluntary Termination with Good Reason. With written notice to the Executive thirty (30) days in advance, the Employers may terminate the Executive’s employment without Just Cause.  If the Executive is terminated without Just Cause by either of the Bancorp or the Bank, the Executive shall be deemed also to have been terminated without Just Cause by the other.  Termination shall take effect at the end of the thirty (30) day period.  With advance written notice to the Employers as provided in clause (y), the Executive may terminate employment for Good Reason.  If the Executive’s employment terminates involuntarily without Just Cause or voluntarily but with Good Reason, the Executive shall be entitled to the payments and benefits specified in Article 4 of this Agreement.  For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x)           a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:

(1)          a material diminution of the Executive’s Base Salary,

(2)	a material diminution of the Executive’s authority, duties, or responsibilities, or

(3)	a change in the geographic location at which the Executive must perform services for the Employers by more than 35 miles from such location at the Effective Date.

(y)           the Executive must give notice to the Employers of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Employers shall have thirty (30) days thereafter to remedy the condition.  In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4 - SEVERANCE COMPENSATION

4.1          Cash Severance after Termination Without Just Cause or Termination for Good Reason.

(a)           Subject to the possibility that cash severance after employment termination might be delayed under Section 4.1(b), if the Executive’s employment terminates involuntarily but without Just Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall for the unexpired term of this Agreement and in accordance with the Employers’ regular pay practices continue to receive the Base Salary in effect at employment.  However, the Employers and the Executive acknowledge and agree that the compensation and benefits under this Section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b)           If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if the cash severance payment under Section 4.1(a) would be considered deferred compensation under Section 409A of the Code, and if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s continued Base Salary under Section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first payroll date of the seventh (7th) month after the month in which the Executive’s employment terminates. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

4.2          Post-Termination Insurance Coverage.

(a)           If the Executive’s employment terminates involuntarily but without Just Cause or voluntarily but with Good Reason, or because of disability, the Employers shall continue or cause to be continued at the Employers’ expense medical insurance benefits for the Executive and any of his dependents covered at the time of his termination.  The medical insurance benefits shall continue until the first to occur of (w) the Executive’s return to employment with the Employers or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.

(b)           If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue coverage for the Executive and his dependents, or (y) when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 4.2(a) would be considered deferred compensation under Section 409A of the Code, and if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, the Employers shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employers’ projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 4.1(b) applies, on the first payroll date of the seventh (7th) month after the month in which the Executive’s employment terminates.

ARTICLE 5 - CHANGE IN CONTROL BENEFITS

5.1          Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter, the Executive’s employment terminates involuntarily but without Just Cause or if the Executive voluntarily terminates employment with Good Reason, the Employers shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three (3) times the Executive’s average annual compensation.  For this purpose, average annual compensation means the Executive’s taxable income reported by the Employers (or any affiliate of the Employers) for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs.  Subject to Section 4.1(b) of this Agreement, the payment required under this paragraph is payable no later than five (5) business days after the Executive’s termination of employment.  If the Executive receives payment under this Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement.  In addition, the Employers shall provide the Executive with the post-termination insurance coverage described in Section 4.2(a) of this Agreement, subject to the provisions of Section 4.2(b) of this Agreement.

5.2          Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a)           Change in ownership: a change in ownership of the Bancorp occurs on the date any one person or group accumulates ownership of Bancorp stock constituting more than 50% of the total fair market value or total voting power of Bancorp stock,

(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Bancorp stock possessing 30% or more of the total voting power of Bancorp stock, or (y) a majority of the Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Bancorp’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Bancorp’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3          Excise Taxes Under Certain Circumstances.

(a)           Covered Benefits. “Covered Benefits” shall mean any payment or benefit paid or provided to the Executive by the Employers or any affiliate or any successor in interest to the Employers (whether pursuant to this Agreement or otherwise) that will be (or in the opinion of Tax Counsel (as defined below) might reasonably be expected to be) subject to any excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.  In the event that at any time during or after the Term of Employment the Executive shall receive any Covered Benefits, the Employers shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes on the Gross-Up Payment, shall be equal to the Excise Tax on the Covered Benefits.  For purposes of determining the amount of such Excise Tax on the Covered Benefits, the amount of the Covered Benefits that shall be taken into account in calculating the Excise Tax shall be equal to (i) the Covered Benefits, less (ii) the amount of such Covered Benefits that, in the opinion of tax counsel selected by the Employers and reasonably acceptable to the Executive (“Tax Counsel”), are not parachute payments (within the meaning of Section 280G(b)(1) of the Code).

(b)           Certain Assumptions. For purposes of this Section 5.3, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Executive’s termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Except as otherwise provided herein, all determinations required to be made under this Section 5.3 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Executive and the Employers, absent manifest error.

(c)           Tax Indemnification. The Employers shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney’s fees, reasonable accountant’s fees, interest, fines and penalties of any kind) which the Executive incurs as a result of any administrative or judicial review of the Executive’s liability under Section 4999 of the Code by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of the Executive’s liability for the Excise Tax or otherwise relating to the classification for purposes of Section 280G of the Code of any of the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Executive by the Employers or any affiliate.  The Executive shall promptly notify the Employers in writing whenever the Executive receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement or otherwise is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of the Executive’s liability under Section 4999).  The Employers may assume control at their expenses over all legal and account matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Executive by the Employers) and the Executive shall cooperate fully with the Employers in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Employers may have in connection therewith without prior consent of the Employers.  In the event that the Employers elect not to assume all control over such matters, the Employers shall promptly reimburse the Executive for all expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto.

ARTICLE 6 - CONFIDENTIALITY AND CREATIVE WORK

6.1          Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employers or their business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Employers’ and the Employers’ affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a)           the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)           the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)           the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d)           trade secrets, as defined from time to time by the laws of Maryland.  This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2          Return of Materials. The Executive agrees to immediately deliver or return to the Employers upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employers or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Employers maintained on the Executive’s personal computers and to return all employer-provided computers or communication devices (i.e., laptop, Blackberry, PDA, etc.).  The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3          Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employers.  The Executive hereby assigns to the Employers all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4          Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Employers includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bancorp or the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5          Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employers if the Executive fails to observe the obligations imposed by this Article 6.  Accordingly, if the Employers institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employers, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.  The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Employers’ rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7 - COMPETITION AFTER EMPLOYMENT TERMINATION

7.1          Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Employers (including an individual who was an officer or employee of the Employers during the one year period following the Executive’s termination) for two years after the Executive’s employment termination.

7.2          Covenant Not to Compete.

(a)           The Executive covenants and agrees not to compete directly or indirectly with the Employers for one year after employment termination. For purposes of this Section 7.2:

(1)          the term compete means:

(i)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(ii)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(iii)
inducing or attempting to induce any person who was a customer of the Employers at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2)          the words directly or indirectly mean:

(i)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Employers in the territory, or

(ii)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employers when the Executive’s employment terminated.

(3)	the term customer means any person to whom the Employers are providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4)
the term financial institution means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Employers or any of their affiliated corporations.

(5)
financial product or service means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employers or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term person means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term territory means the area within a 25-mile radius of any office of the Employers at the date of the Executive’s employment termination.

(b)           If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c)           The Executive acknowledges that the Employers’ willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that the Employers would not have entered into this Agreement without such covenants in force.

7.3          Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employers would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7.  Accordingly, the Executive agrees that the Employers’ remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive, and (y) a suit in equity by the Employers to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employers from pursuing any other or additional remedies for the breach or threatened breach.

7.4          Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement.  However, Article 7 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8 - MISCELLANEOUS

8.1          Successors and Assigns.

(a)           This Agreement shall be binding upon the Employers and any successor to the Employers, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employers by purchase, merger, consolidation, reorganization, or otherwise.  But this Agreement and the Employers’ obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employers.  By agreement in form and substance satisfactory to the Executive, the Employers shall require any successor to all or substantially all of the business or assets of the Employers expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employers would be required to perform had no succession occurred.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)           Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Employers shall have no liability to pay any amount to the assignee or transferee.

8.2          Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Maryland, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Maryland.  By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Maryland.

8.3          Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Employers.  Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4          Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employers at the time of the delivery of such notice, and properly addressed to the Employers if addressed to the boards of directors of the Bancorp and the Bank at the Bancorp’s executive offices.

8.5          Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law.  If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6          Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7          No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8          Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9          Compliance with Internal Revenue Code Section 409A. The Employers and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code.  If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, such provision shall nevertheless be applied in a manner consistent with those requirements.  If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Employers shall reform the provision.  However, the Employers shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employers shall not be required to incur any additional compensation expense as a result of the reformed provision.

8.10       Troubled Assets Relief Program Capital Purchase Program

(a)           No Golden Parachute Payments. Notwithstanding anything herein to the contrary, the Employers shall not make any golden parachute payment to the Executive during any period (a “CPP Covered Period”) during which (A) the Executive is a senior executive officer and (B) the United States Department of the Treasury holds an equity or debt position acquired from the Employers in the Troubled Assets Relief Program Capital Purchase Program (“CPP”).  If the payments and benefits provided under any compensation, bonus, incentive or other benefit plan, arrangement or agreement (including golden parachute, severance or employment agreement) with the Executive or in which the Executive participates (collectively, “Benefit Plans”) would exceed the golden parachute limitations of the CPP, the payments and benefits shall be reduced or revised, in the manner determined by the Executive (subject to the next sentence), by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits exceeding the limitations.  The Employers, at their expense, will determine the extent of any reduction in the payments and benefits to be made pursuant to this paragraph.  In addition, the Employers are required to review the Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Employers. To the extent any such review requires revisions to any Benefit Plan with respect to the Executive, the Executive and the Employers agree to negotiate such changes promptly and in good faith.

(b)           Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to the Executive during a CPP Covered Period is subject to recovery or “clawback” by the Employers if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(c)           Definitions and Interpretation. This Section 8.10 shall be interpreted as follows:

(i)           “Senior executive officer” means the Employers’ “senior executive officers” as defined in subsection 111(b)(3) of EESA and 31 C.F.R. § 30.2.

(ii)          “Golden parachute payment” has the meaning given to such term in Section 111(b)(2)(C) of EESA and 31 C.F.R. § 30.9.

(iii)         “EESA” means the Emergency Economic Stabilization Act of 2008.

(iv)         The term “Employers” includes any entities treated as a single employer with the Employers under 31 C.F.R. § 30.1(b).

(v)          The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11.

(vi)         Provisions (a) and (b) of this Section 8.10 are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Section 8.10).

8.11        Regulatory Provisions.  In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 8.11, this Section 8.11 shall prevail.

(a)           The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement.  The Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in Section 3.2 of this Agreement.

(b)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate  as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

SANDY SPRING BANCORP, INC.

By:	/s/ Hunter S. Hollar
Chairman of the Board of Directors

SANDY SPRING BANK

By:	/s/ Hunter S. Hollar
Chairman of the Board of Directors

EXECUTIVE

/s/ Daniel J. Schrider
Daniel J. Schrider